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                                                                   Exhibit 10.2

                       American International Group, Inc.
                                 70 Pine Street
                               New York, NY 10270


                                                March 16, 2005


Mr. Donald P. Kanak
c/o American International Group, Inc.
70 Pine Street
New York, NY 10270

Dear Mr. Kanak:

                  The Board of Directors of American International Group, Inc. (the "Corporation" or "AIG"), hereby appoints you, and you hereby accept appointment as, Executive Vice Chairman and Chief Operating Officer of AIG, with all of the duties and authorities of Chief Operating Officer, reporting directly to the Chief Executive Officer.

                  The Board of Directors will cooperate fully with you to facilitate a smooth transition to your new position and we shall make available to you the full resources of the Corporation to assist in that regard. In consideration of your agreeing to serve in this capacity and without limiting any pre-existing rights that you may otherwise have, we hereby confirm that you shall continue to be indemnified to the fullest extent permitted by law for all actions or omissions taken by you in your service to AIG, or any of its affiliated entities for which you perform services at the request of AIG, both prior to the date hereof and at any future time. These rights to indemnification shall be a contractual right that cannot be terminated or amended in any respect without your prior written consent. You shall also have the benefit of continuing directors' and officers' insurance coverage at levels no less favorable than those in effect from time to time for the members of the Board of Directors and AIG's senior management.

                  In further consideration of your accepting this position, the Compensation Committee of the Board of Directors hereby agrees to work with you to develop a comprehensive three year employment agreement containing terms appropriately suited to the Executive Vice Chairman and Chief Operating Officer of the Corporation, including provisions with respect to base salary, bonus, severance in the event of a termination by AIG without cause or by you with good reason, long-term incentives, retirement and stock-based compensation features, as well as customary intellectual property protections and post-employment restrictive covenants and taking into account your total compensation from all sources in connection with your services to AIG. The Compensation Committee shall endeavor to finalize these employment terms within a 21 day period from today.


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Mr. Donald P. Kanak
March 16, 2005
Page 2


                  In the event of your termination without cause, or by you following a material breach of this letter by AIG, you will be entitled to a severance payment of $10 million.

                  We look forward to a prosperous future for AIG under the new management team and pledge our full cooperation and support to you in all future endeavors.

                                                Sincerely,



                                                /s/ Marshall A. Cohen